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                                                                    EXHIBIT 11.1

                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1997        1996
                                                                   -------     -------
                                                                     (IN THOUSANDS,
                                                                         EXCEPT
                                                                   PER SHARE AMOUNTS)
        Weighted average Ordinary Shares issued and
          outstanding(1).........................................   18,824      16,226
        Ordinary Shares due to Astron(2).........................      537         566
                                                                   -------     -------
        Weighted average Ordinary Shares (basic).................   19,361      16,792
                                                                   -------     -------
        Ordinary Shares equivalents - stock options(3)...........    1,018          --
                                                                   -------     -------
        Weighted average Ordinary Shares and equivalents
          (diluted)..............................................   20,379      16,792
                                                                   =======     =======
        Net income (loss)........................................  $ 5,941     $  (223)
                                                                   =======     =======
        Basic net income (loss) per share:.......................  $  0.31     $ (0.01)
                                                                   =======     =======
        Diluted net income (loss) per share:.....................  $  0.29     $ (0.01)
                                                                   =======     =======

---------------

(1) Ordinary Shares issued and outstanding -- based on the weighted average method.

(2) Ordinary Shares due to Astron in June 1998.

(3) Stock options -- based on the treasury stock method using average market price for the three month period ending December 31, 1997 and 1996.